EXHIBIT 99.1

The Chemours Company Reports Third Quarter 2018 Results,

Solid Earnings Improvement Across All Segments

Third Quarter 2018 Highlights

•	Net Sales of $1.6 billion, up 3%
•	Net Income of $275 million, up 33% with EPS of $1.51, up 40%
•	Adjusted Net Income of $271 million, up 33% with Adjusted EPS of $1.49, up 41%
•	Adjusted EBITDA of $435 million, up 14%
•	Repurchased approximately $136 million of stock during the quarter
•	Expect full year 2018 Adjusted EBITDA in the lower half of our original guidance range of $1.7 to $1.85 billion on reduced Ti-Pure™ titanium dioxide volume
•	Affirming three-year (2018-2020) financial targets

Wilmington, Del., November 1, 2018 – The Chemours Company (Chemours) (NYSE: CC), a global chemistry company with leading market positions in fluoroproducts, chemical solutions and titanium technologies, today announced its financial results for the third quarter 2018.

“I am proud of the results we delivered in the third quarter 2018, with solid performance across all our segments, despite lower than expected Ti-Pure™ titanium dioxide volume, driving top line and bottom line growth for the company,” said President and CEO Mark Vergnano.  “Our results in the quarter reflect the disciplined execution of our strategy and we remain confident in our ability to deliver consistent growth and create value over the long-term.”

Third quarter net sales of $1.6 billion increased 3 percent from the prior year quarter, driven primarily by higher global average selling prices in Titanium Technologies and strong demand in Fluoroproducts. Third quarter net income was $275 million, or $1.51 per diluted share, up 33 percent and 40 percent, respectively. Adjusted EBITDA for the third quarter 2018 increased 14 percent to $435 million. This improvement was primarily a result of increased sales somewhat offset by higher raw material costs.

Fluoroproducts

Fluoroproducts segment sales in the third quarter of $682 million rose 7 percent in comparison to the prior-year quarter. Higher volume versus last year’s third quarter was driven by broad-based demand for Opteon™ and base refrigerants, and fluoropolymer products. Price was modestly favorable on a year-over-year basis driven by improved price for most fluoropolymer products, somewhat offset by seasonally lower base refrigerant pricing. Segment Adjusted EBITDA of $182 million improved 15 percent versus the prior-year quarter, a result of higher sales partially offset by increased raw material expenses.

Chemical Solutions

In the third quarter 2018, Chemical Solutions segment sales were $155 million, a 5 percent increase versus the prior-year quarter. Softer demand for performance chemicals and intermediates products in comparison to last year’s third quarter drove lower volume. Price impact was favorable versus last year’s third quarter, a result of price increases implemented in 2018 across mining solutions and performance chemicals and intermediates. Third quarter 2018 segment Adjusted EBITDA was $24 million, a 33 percent increase in comparison to the prior year quarter reflecting higher prices, which was somewhat offset by increased raw material costs.

EXHIBIT 99.1

Titanium Technologies

Titanium Technologies segment sales in the third quarter were $791 million versus $799 million in the prior-year quarter. Volume was lower in comparison to robust demand in the prior-year quarter, a result of continued customer inventory destocking. Global average selling prices were higher in comparison to last year’s third quarter due to previously communicated price announcements. On a sequential basis, average local price was modestly positive, partially offset by customer mix in comparison to the second quarter of 2018. Segment Adjusted EBITDA was $268 million, an 8 percent year-over-year increase versus last year’s third quarter. Results were driven by higher global average selling prices for Ti-Pure™ titanium dioxide, partially offset by higher raw material costs.

Corporate and Other

Corporate and Other represented a $39 million offset to Adjusted EBITDA, $5 million lower versus the prior-year quarter.

The company realized an adjusted effective tax rate of approximately 14 percent in the quarter. The company expects its effective tax rate for the full-year 2018 to be within a range of 18 to 20 percent, reflecting the company’s anticipated geographic mix of earnings and the impact of US tax reform.

In the quarter, the company recorded a $30 million non-cash charge in relation to Fayetteville, NC environmental matters.

Liquidity

As of September 30, 2018, gross consolidated debt was $4.0 billion. Debt, net of $1.3 billion cash, was $2.7 billion, resulting in a net leverage ratio of approximately 1.5 times on a trailing twelve-month basis.

Cash provided by operating activities for the third quarter of 2018 was $342 million, versus $112 million, which included the $320 million PFOA MDL settlement payment in the prior year quarter. Working capital for the quarter decreased by $40 million.

Capital expenditures for the third quarter 2018 were $116 million, versus $108 million in last year’s third quarter. The company expects its capital expenditures for the full-year 2018 to be approximately $500 million. Free Cash Flow for the third quarter was $226 million versus the prior-year quarter of $324 million, excluding the PFOA MDL settlement payment made in the third quarter of 2017.

In the nine months of 2018, cash provided by operating activities was $881 million, versus $672 million in the first nine months of 2017, which excluded the PFOA MDL settlement payment made in 2017. Year-to-date 2018 Free Cash Flow of $537 million represents a $111 million improvement versus the prior-year Free Cash Flow of $426 million, excluding the PFOA MDL settlement payment made in 2017.

Outlook

“We expect each of our segments to deliver solid year-over-year top and bottom line growth. In Fluoroproducts, we believe continued adoption of Opteon™ refrigerants and strong demand for fluoropolymers products will drive improved results. We anticipate Chemical Solutions to continue to deliver improved performance, given robust demand for mining solutions products.  Finally, we are committed to Ti-Pure™ Value Stabilization and expect the Titanium Technologies segment to show year-over-year improvement, despite anticipated volume loss due to customer destocking,” Vergnano commented.

“With additional visibility into the balance of the year, we now expect Adjusted EBITDA within the lower half of our original guidance range of $1.70 to $1.85 billion. We expect 2018 Free Cash Flow to be approximately $650 million, with Adjusted EPS of between $5.10 and $5.85 per share. We remain committed to meeting or exceeding our three-year financial targets, including our previously announced targets for capital allocation,” Vergnano concluded.

EXHIBIT 99.1

Conference Call

As previously announced, Chemours will hold a conference call and webcast on Friday, November 2, 2018 at 8:30 AM EDT. The webcast and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours’ investor website, investors.chemours.com. A webcast replay of the conference call will be available on the Chemours investor website.

About The Chemours Company

The Chemours Company (NYSE: CC) helps create a colorful, capable and cleaner world through the power of chemistry.  Chemours is a global leader in fluoroproducts, chemical solutions, and titanium technologies, providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations.  Chemours ingredients are found in refrigeration and air conditioning, mining and general industrial manufacturing, plastics and coatings.  Our flagship products include prominent brands such as Teflon™, Ti-Pure™, Krytox™, Viton™, Opteon™, Freon™ and Nafion™.  Chemours has approximately 7,000 employees and 26 manufacturing sites serving approximately 4,000 customers in North America, Latin America, Asia-Pacific and Europe. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC.  For more information please visit chemours.com, or follow us on Twitter @Chemours, or LinkedIn.

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Return on Invested Capital (ROIC) and Net Leverage Ratio which are non-GAAP financial measures. The company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, ROIC and Net Leverage Ratio to evaluate the company’s performance excluding the impact of certain noncash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the company’s operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the company’s financial statements and footnotes contained in the documents that the company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures” and materials posted to the company’s website at investors.chemours.com.

EXHIBIT 99.1

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," “will,” "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, anticipated future operating and financial performance, business plans, prospects, targets, goals and commitments, capital investments and projects, plans for dividends or share repurchases, sufficiency or longevity of intellectual property protection, cost savings targets, plans to increase profitability and growth, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, and our outlook for net sales, Adjusted EBITDA, Adjusted EPS, Free Cash Flow, and Return on Invested Capital (ROIC), all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties that are beyond Chemours' control. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2017. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

CONTACT:

INVESTORS

Jonathan Lock

VP, Corporate Development and Investor Relations

+1.302.773.2263

investor@chemours.com

NEWS MEDIA

Alvenia Scarborough

Sr. Director of Corporate Communications and Brand Marketing

+1.302.773.4507

media@chemours.com

The Chemours Company

Interim Consolidated Statements of Operations (Unaudited)

(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net sales	$1,628	$1,584	$5,174	$4,608
Cost of goods sold	1,151	1,119	3,603	3,347
Gross profit	477	465	1,571	1,261
Selling, general, and administrative expense	163	153	466	461
Research and development expense	20	20	61	62
Restructuring, asset-related, and other charges	12	8	32	31
Total other operating expenses	195	181	559	554
Equity in earnings of affiliates	10	9	32	26
Interest expense, net	(47)	(55)	(148)	(160)
Loss on extinguishment of debt	—	—	(38)	(1)
Other income, net	24	12	115	77
Income before income taxes	269	250	973	649
(Benefit from) provision for income taxes	(6)	43	119	130
Net income	275	207	854	519
Less: Net income attributable to non-controlling interests	—	—	1	1
Net income attributable to Chemours	$275	$207	$853	$518

Per share data
Basic earnings per share of common stock	$1.56	$1.12	$4.77	$2.81
Diluted earnings per share of common stock	1.51	1.08	4.62	2.72

The Chemours Company

Interim Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	(Unaudited)
	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$1,275	$1,556
Accounts and notes receivable, net	998	919
Inventories	1,086	935
Prepaid expenses and other	89	83
Total current assets	3,448	3,493
Property, plant, and equipment	8,885	8,511
Less: Accumulated depreciation	(5,678)	(5,503)
Property, plant, and equipment, net	3,207	3,008
Goodwill and other intangible assets, net	187	166
Investments in affiliates	179	173
Other assets	491	453
Total assets	$7,512	$7,293
Liabilities
Current liabilities:
Accounts payable	$1,123	$1,075
Current maturities of long-term debt	14	15
Other accrued liabilities	561	558
Total current liabilities	1,698	1,648
Long-term debt, net	3,985	4,097
Deferred income taxes	220	208
Other liabilities	463	475
Total liabilities	6,366	6,428
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 187,149,447 shares issued and 173,849,387 shares outstanding at September 30, 2018; 185,343,034 shares issued and 182,956,628 shares outstanding at December 31, 2017)	2	2
Treasury stock at cost (13,300,060 shares at September 30, 2018; 2,386,406 shares at December 31, 2017)	(636)	(116)
Additional paid-in capital	856	837
Retained earnings	1,358	579
Accumulated other comprehensive loss	(440)	(442)
Total Chemours stockholders’ equity	1,140	860
Non-controlling interests	6	5
Total equity	1,146	865
Total liabilities and equity	$7,512	$7,293

The Chemours Company

Interim Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities
Net income	$854	$519
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	213	204
Asset-related charges	—	3
Gain on sales of assets and businesses	(45)	(14)
Equity in earnings of affiliates, net	(4)	(26)
Loss on extinguishment of debt	38	1
Amortization of debt issuance costs and issue discounts	9	10
Deferred tax provision	3	53
Other operating charges and credits, net	9	26
Decrease (increase) in operating assets:
Accounts and notes receivable, net	(87)	(110)
Inventories and other operating assets	(186)	(91)
(Decrease) increase in operating liabilities:
Accounts payable and other operating liabilities	77	(238)
Cash provided by operating activities	881	337
Cash flows from investing activities
Purchases of property, plant, and equipment	(344)	(246)
Acquisition of business, net	(37)	—
Proceeds from sales of assets and businesses, net	46	39
Foreign exchange contract settlements, net	8	5
Cash used for investing activities	(327)	(202)
Cash flows from financing activities
Proceeds from issuance of debt, net	520	494
Debt repayments	(675)	(24)
Payments related to extinguishment of debt	(29)	(1)
Payments of debt issuance costs	(12)	(6)
Purchases of treasury stock, at cost	(520)	—
Proceeds from exercised stock options, net	15	30
Payments related to tax withholdings on vested restricted stock units	(16)	(10)
Payments of dividends	(106)	(16)
Cash (used for) provided by financing activities	(823)	467
Effect of exchange rate changes on cash and cash equivalents	(12)	31
(Decrease) increase in cash and cash equivalents	(281)	633
Cash and cash equivalents at January 1,	1,556	902
Cash and cash equivalents at September 30,	$1,275	$1,535

Supplemental cash flows information
Non-cash investing and financing activities:
Changes in property, plant, and equipment included in accounts payable	$12	$(16)
Obligations incurred under build-to-suit lease arrangement	41	—
Purchases of treasury stock not settled by period-end	10	—

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales				Three Months
	Three Months Ended		Year-Over-Year	Ended	Sequential
	September 30,		Increase /	June 30,	Increase /
	2018	2017	(Decrease)	2018	(Decrease)
Fluoroproducts	$682	$637	$45	$801	$(119)
Chemical Solutions	155	148	7	153	2
Titanium Technologies	791	799	(8)	862	(71)
Total Net Sales	$1,628	$1,584	$44	$1,816	$(188)

Segment Adjusted EBITDA				Three Months
	Three Months Ended		Year-Over-Year	Ended	Sequential
	September 30,		Increase /	June 30,	Increase /
	2018	2017	(Decrease)	2018	(Decrease)
Fluoroproducts	$182	$158	$24	$230	$(48)
Chemical Solutions	24	18	6	16	8
Titanium Technologies	268	249	19	295	(27)
Corporate and Other	(39)	(44)	5	(44)	5
Total Adjusted EBITDA	$435	$381	$54	$497	$(62)

Adjusted EBITDA Margin	27%	24%		27%

Quarterly Change in Net Sales from September 30, 2017
		Percentage	Percentage Change Due To
	September 30, 2018 Net Sales	Change vs. September 30, 2017	Price	Volume	Currency
Total Company	$1,628	3%	6%	(3)%	—%

Fluoroproducts	$682	7%	1%	7%	(1)%
Chemical Solutions	155	5%	12%	(7)%	—%
Titanium Technologies	791	(1)%	9%	(10)%	—%

Quarterly Change in Net Sales from June 30, 2018
		Percentage	Percentage Change Due To
	September 30, 2018 Net Sales	Change vs. June 30, 2018	Price	Volume	Currency
Total Company	$1,628	(10)%	1%	(10)%	(1)%

Fluoroproducts	$682	(15)%	—%	(14)%	(1)%
Chemical Solutions	155	2%	5%	-4%	1%
Titanium Technologies	791	(8)%	—%	(7)%	(1)%

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions)

Adjusted EBITDA and Adjusted Net Income to GAAP Net Income Reconciliation

Adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) is defined as income (loss) before income taxes, excluding the following: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represent the components of net periodic pension (income) costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; asset impairments; (gains) losses on sales of assets and businesses; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, certain amortization, and certain provision for (benefit from) income tax amounts.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2018	2017	2018	2018	2017
Net income attributable to Chemours	$275	$207	$281	$853	$518
Non-operating pension and other post-retirement employee benefit income	(4)	(7)	(7)	(18)	(24)
Exchange losses (gains), net	6	4	(2)	4	(3)
Restructuring and other charges	12	8	9	32	31
Asset-related and other charges	—	1	1	—	3
Loss on extinguishment of debt	—	—	38	38	1
Gain on sales of assets and businesses (1)	—	—	(3)	(45)	(14)
Transaction costs (2)	—	1	9	9	3
Legal and other charges (3)	34	7	10	45	18
Adjustments made to income taxes (4,6)	(41)	(11)	(8)	(54)	(24)
Benefit from income taxes relating to reconciling items (5,6)	(11)	(7)	(14)	(15)	(10)
Adjusted Net Income	271	203	314	849	499
Net income attributable to non-controlling interests	—	—	1	1	1
Interest expense, net	47	55	48	148	160
Depreciation and amortization	71	62	71	213	204
All remaining provision for income taxes (6)	46	61	63	188	164
Adjusted EBITDA	$435	$381	$497	$1,399	$1,028
(1)

For the nine months ended September 30, 2018, gain on sale includes a $3 gain and a $42 gain associated with the sales of the Company’s East Chicago, Indiana and Linden, New Jersey sites, respectively.  For the nine months ended September 30, 2017, gain on sale includes a $12 gain associated with the sale of the Company’s Edge Moor, Delaware site and a $4 gain associated with the sale of the Company’s land in Repauno, New Jersey that was previously deferred and realized upon meeting certain milestones, which are offset by a $2 adjustment associated with the sale of the Company’s Sulfur business in 2016.  For the three months ended June 30, 2018, gain on sale includes a $3 gain associated with the sale of the Company’s East Chicago, Indiana site.

(2)	Includes costs associated with the Company’s debt transactions, as well as accounting, legal, and bankers’ transaction costs incurred in connection with the Company’s strategic initiatives.
(3)

Includes litigation settlements, PFOA drinking water treatment accruals, and other charges, including the $30 estimated liability for our Fayetteville, North Carolina site for the three and nine months ended September 30, 2018, the latter of which is included as a component of selling, general, and administrative expense in our consolidated statements of operations.

(4)

Includes the removal of certain discrete income tax amounts within the Company’s (benefit from) provision for income taxes.  For the three months ended September 30, 2018, the Company’s adjustments to income taxes includes the following: $19 in tax benefits primarily related to the filing of the Company’s 2017 U.S. tax return and the associated adjustments including the revaluation of deferred tax assets and liabilities as a result of the reduced corporate tax rate and other associated adjustments, $17 in tax benefits for the reversal of the Company’s valuation allowance on foreign tax credit carryforwards due to changes in normal business operations, $4 in windfall tax benefits on the Company’s share-based payments, and $1 in tax benefits resulting from unrealized losses on foreign exchange rates related to toll charges pursuant to U.S. tax reform.  For the nine months ended September 30, 2018, adjustments made to income taxes includes the following: $19 in tax benefits primarily related to the filing of the Company’s 2017 U.S. tax return and the associated adjustments including the revaluation of deferred tax assets and liabilities as a result of the reduced corporate tax rate and other associated adjustments, $17 in tax benefits for the reversal of the Company’s valuation allowance on foreign tax credit carryforwards due to changes in normal business operations, $14 in windfall tax benefits on the Company’s share-based payments, and $4 in tax benefits resulting from unrealized losses on foreign exchange rates related to toll charges pursuant to U.S. tax reform.  For the three and nine months ended September 30, 2017, adjustments made to income taxes includes $5 and $18 in windfall tax benefits on the Company’s share-based payments, respectively, and the reversal of a reserve for uncertain tax provisions of $6.  For the three months ended June 30, 2018, adjustments made to income taxes includes $5 in windfall tax benefits on the Company’s share-based payments and $3 in tax benefits resulting from unrealized losses on foreign exchange rates related to toll charges pursuant to U.S. tax reform.

(5)

The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred and include both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.

(6)

The total (benefit from) provision for income taxes reconciles to the amount reported in the consolidated statements of operations for the three and nine months ended September 30, 2018 and 2017 and for the three months ended June 30, 2018.

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

Adjusted Earnings per Share to GAAP Earnings per Share Reconciliation

Adjusted earnings per share (EPS) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Adjusted Diluted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Adjusted Diluted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2018	2017	2018	2018	2017
Numerator:
Net income attributable to Chemours	$275	$207	$281	$853	$518
Adjusted Net Income	271	203	314	849	499
Denominator:
Weighted-average number of common shares outstanding - basic	176,489,881	185,431,036	177,798,484	178,765,676	184,641,599
Dilutive effect of the Company’s employee compensation plans	5,387,244	6,206,778	6,022,757	5,891,072	5,909,015
Weighted-average number of common shares outstanding - diluted	181,877,125	191,637,814	183,821,241	184,656,748	190,550,614

Basic earnings per share of common stock	$1.56	$1.12	$1.58	$4.77	$2.81
Diluted earnings per share of common stock	1.51	1.08	1.53	4.62	2.72
Adjusted basic earnings per share of common stock	1.54	1.09	1.77	4.75	2.70
Adjusted diluted earnings per share of common stock	1.49	1.06	1.71	4.60	2.62

2018 Estimated Adjusted EBITDA and Estimated Adjusted EPS to Estimated GAAP Net Income Reconciliation (*)

	(Estimated)
	Year Ended December 31, 2018
	Low	High
Net income attributable to Chemours	$980	$1,075
Other adjustments	(45)	(45)
Restructuring, asset-related, and other charges, net	40	30
Provision for income taxes relating to reconciling items (1)	5	5
Adjusted Net Income	980	1,065
Interest expense, net	200	200
Depreciation and amortization	280	280
All remaining provision for income taxes	240	230
Adjusted EBITDA	$1,700	$1,775

Weighted average number of common shares outstanding - basic (2)	177,000,000	177,000,000
Dilutive effect of the Company's employee compensation plans (2)	6,000,000	6,000,000
Weighted average number of common shares outstanding - diluted (2)	183,000,000	183,000,000

Basic earnings per share of common stock	$5.54	$6.07
Diluted earnings per share of common stock	5.36	5.89
Adjusted basic earnings per share of common stock	5.54	6.01
Adjusted diluted earnings per share of common stock	5.36	5.84
(1)

The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred and include both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.

(2)

The Company’s estimates for the weighted-average number of common shares outstanding - basic and diluted reflect results for the year ended December 31, 2017, which are carried forward for the projection period and updated for the estimated impacts of the Company’s 2018 share repurchase and other activity on a weighted-average basis.

(*)

The Company’s estimates reflect its current visibility and expectations of market factors; including, but not limited to:  currency movements, titanium dioxide prices, and end-market demand.  Actual results could differ materially from the current estimates due to market factors and unknown or uncertain other factors, such as the impact of currency movements on the Company's results, including exchange gains and losses, impacts of new accounting pronouncements, cost savings actions that may be taken in the future, in addition to employee benefit activity with respect to the Company's foreign pension plans, including settlements or curtailments.

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions)

Free Cash Flows to GAAP Cash Flows Provided by Operating Activities Reconciliation

Free Cash Flows is defined as cash flows provided by (used for) operating activities, less purchases of property, plant, and equipment as shown in the consolidated statements of cash flows.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2018	2017	2018	2018	2017
Cash provided by operating activities (1)	$342	$112	$343	$881	$337
Less: Purchases of property, plant, and equipment	(116)	(108)	(126)	(344)	(246)
Free Cash Flows	$226	$4	$217	$537	$91
(1)

Cash provided by operating activities for the three and nine months ended September 30, 2017 include PFOA MDL settlement payments of $320 and $335, respectively.  Excluding the PFOA MDL settlement payments, Free Cash Flows for the three and nine months ended September 30, 2017 would have been $324 and $426, respectively.

2018 Estimated Free Cash Flows to GAAP Cash Flows Provided by Operating Activities Reconciliation (*)

(Estimated)
Year Ended December 31,
2018
Cash provided by operating activities	~ $1,150
Less: Purchases of property, plant, and equipment	~ (500)
Free Cash Flows	~ $650

(*)

The Company’s estimates reflect its current visibility and expectations of market factors; including, but not limited to:  currency movements, titanium dioxide prices, and end-market demand.  Actual results could differ materially from the current estimates due to market factors and unknown or uncertain other factors, such as the impact of currency movements on the Company's results, including exchange gains and losses, impacts of new accounting pronouncements, cost savings actions that may be taken in the future, in addition to employee benefit activity with respect to the Company's foreign pension plans, including settlements or curtailments.

Return on Invested Capital Reconciliation

Return on Invested Capital is defined as Adjusted EBITDA, less depreciation and amortization (Adjusted EBIT), divided by the average of invested capital, which amounts to net debt, or debt less cash and cash equivalents, plus equity.

	Twelve Months Ended September 30,
	2018	2017
Adjusted EBITDA (1)	$1,794	$1,266
Less: Depreciation and amortization (1)	(281)	(276)
Adjusted EBIT	1,513	990

Total debt	3,999	4,095
Total equity	1,146	805
Less: Cash and cash equivalents	(1,275)	(1,535)
Invested capital, net	$3,870	$3,365

Average invested capital (2)	$3,637	$3,102

Return on Invested Capital	41.6%	31.9%
(1)

Based on amounts for the trailing 12 months ended September 30, 2018 and 2017.  Reconciliations of Adjusted EBITDA to net income (loss) attributable to Chemours are provided on a quarterly basis.  See the preceding tables for the reconciliation of Adjusted EBITDA to net income attributable to Chemours for the three and nine months ended September 30, 2018 and 2017.

(2)	Average invested capital is based on a five-quarter trailing average of invested capital, net.